Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:

Deborah S. Lorenz

Vice President, Investor Relations and

Corporate Communications

Lipid Sciences, Inc.

925-249-4031

dlorenz@lipidsciences.com

FOR IMMEDIATE RELEASE:

August 6, 2007

LIPID SCIENCES, INC. REPORTS FINANCIAL RESULTS
FOR THE SECOND QUARTER 2007

FDA Approves Expansion of Clinical Trial Sites

Enrollment in HDL Selective Delipidation Clinical Trial Hits Two-Thirds Mark

Dr. H. Bryan Brewer, Chief Scientific Director, Extends Consulting Contract Term to 2011

PLEASANTON, Calif., August 6, 2007 – Lipid Sciences, Inc. (Nasdaq:LIPD) today reported financial results for the second quarter and six months ended June 30, 2007.  For the second quarter of 2007, the Company reported a net loss of $2.7 million, or $0.07 per share on a basic and diluted basis.  This compares with a net loss of $2.6 million, or $0.09 per share, on a basic and diluted basis, for the same period in 2006.  Included in the net loss for the second quarter 2007 is revenue of $137,000 related to a collaborative research agreement with Elanco Animal Health, a division of Eli Lilly and Company.

Operating expenses for the second quarter reflected an 18% increase in research and development expense from the same period of the previous year.  This increase is primarily attributable to larger stock option compensation expense, an increase in external R&D expenses to enhance the performance of our PDS-2 system in preparation for our follow-on clinical trial to demonstrate the effectiveness of HDL Selective Delipidation, costs associated with our HDL Mimetic Peptide development program, and reimbursable expenses related to our collaborative research agreement with Elanco.  Operating expenses also included a 3% increase in SG&A expense due to employee-related expenses, stock option compensation, and consulting fees partially offset by a decrease in public company expenses—principally expenses related to legal fees.

For the six months ending June 30, 2007, the Company reported a net loss of $5.2 million or $0.14 per share, on a basic and diluted basis.  This compares with a net loss of $5.6 million or $0.20 per share on a basic and diluted basis, for the same six-month period in 2006.  Included in the net loss for the six months ending June 30, 2007 is revenue of $196,000 related to a collaborative research agreement with Elanco Animal Health, a division of Eli Lilly and Company.

Operating expenses for the first six months ended June 30, 2007, decreased by 2% to $5.8 million down from $5.9 million for the same period in the previous year.  R&D expenses, which accounted for 67% of the Company’s operating expenses for the six months ended June 30, 2007, increased 5% to $3.9 million from $3.7 million for the same period last year.  The increase was primarily attributed to an increase in costs related to our ongoing non-human primate Viral Immunotherapy study, expenses associated with our HDL Mimetic Peptide program, and reimbursable expenses related to the initiation of our animal health research collaboration with Elanco.  Partially offsetting these increases was a decrease in costs related to the clinical trial of our PDS-2 system where the set-up costs incurred in the first half of 2006 exceeded the ongoing recruitment and implementation costs incurred through the first half of 2007.

At June 30, 2007, the Company had approximately $12.1 million in cash and cash equivalents.  The Company anticipates that sufficient capital is available to fund its operations, including current development projects, into the third quarter of 2008.

Dr. S. Lewis Meyer, President and Chief Executive Officer, commented, “We continue to achieve critical milestones associated with our HDL Selective Delipidation clinical trial and our HDL Mimetic Peptide program.  We have now enrolled and begun procedures on two-thirds, or 20 out of the total target of 30 patients, in our HDL Selective Delipidation safety and feasibility clinical trial at Washington Hospital Center.  Sixteen patients have completed the full sequence of procedures which continue to be well tolerated by all participants.  The FDA has approved our request to add three hospital sites in the Washington, D.C. area for our clinical trial.  We expect that this action will provide additional sources of patients to complete this important trial by year-end.”  Dr. Meyer continued, “Feasibility studies are now being conducted in preparation for in vivo studies to determine the ability of our lead HDL Mimetic Peptide candidate, LSI 518P, to modulate the progression of atherosclerosis in a mouse model.”

In an 8-K that was filed on August 1, 2007, the Company announced that H. Bryan Brewer, Jr., M.D., Vice Chairman, Chief Scientific Director, and Chairman of the Lipid Sciences’ Scientific Advisory Board, had agreed to extend his current consulting agreement with the Company until May 2011.  Dr. Brewer commented, “Having launched the next generation of our HDL Therapy platform with a lead HDL Mimetic Peptide candidate, my work for Lipid Sciences is at an exciting and critical stage.  As the architect of this HDL Therapy platform, I look forward to demonstrating that our first HDL Mimetic Peptide will mimic the critical biological functions of HDL—plaque regression and reduction of the inflammation associated with atherosclerosis.  The objective of achieving in vitro functionality similar to ApoA-I, the major protein component of HDL, has already been demonstrated in our ongoing studies in this area”

Lipid Sciences, Inc. is a development-stage biotechnology company engaged in the research and development of products and processes intended to treat major medical indications, in which lipids, or fat components, play a key role.  The Company’s HDL Therapy platform (HDL Selective Delipidation and HDL Mimetic Peptides) aims to develop treatments to reverse atherosclerosis, a systemic disease of the blood vessels caused by the build-up of cholesterol-filled plaques in the vascular system and, most critically, in the coronary arteries.  Regression of such plaques may have a major impact on reducing the risk of acute coronary events.  The Company’s Viral Immunotherapy platform focuses on the removal of the lipid coatings from lipid-enveloped viruses and other lipid-containing infectious agents by applying Lipid Sciences’ proprietary delipidation technologies.  The Company believes that removing the virus’ protective lipid coating enhances the processing and presentation of viral proteins to stimulate the body’s immune system to effectively fight the disease.  Conditions that could potentially be impacted by these technologies include HIV, Hepatitis B and Hepatitis C, West Nile, SARS, influenza, and a broad range of animal health applications.

Forward-Looking Statements:  This release contains forward-looking statements concerning plans, objectives, goals, strategies, study results, anticipations, expectations, future events or performance as well as all other statements that are not statements of historical fact.  The forward-looking statements contained in this release reflect our current beliefs and expectations on the date of this release.  Actual results, performance or outcomes may differ materially from what is expressed in the forward-looking statements.  Readers should refer to the documents filed by us with the SEC, specifically the most recent reports on Form 10-K and Form 10-Q which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  In addition to those risk factors, other factors that could cause actual results to differ materially include the following:  Our inability to obtain adequate funds; the significant losses we have incurred to date, and our expectation that we will incur substantial losses in the future; the failure of our technologies to prove safe or effective; our inability to obtain regulatory approval for our technologies, which are only in the clinical development stage; delay or failure to complete pre-clinical animal studies or clinical trials; our inability to add additional clinical trial sites; our dependence on our license agreement with Aruba International B.V.; our reliance on collaborations with strategic partners and consultants; competition in our industry, including the development of new products by others that may provide alternative or better therapies; failure to secure and enforce our intellectual property rights; risks associated with use of biological and hazardous materials; acceptance of our potential products by healthcare providers and patients; our exposure to product liability claims; and our dependence on key personnel.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q.  Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.  Lipid Sciences assumes no obligation to update the forward-looking statements included in this document.

Press releases for Lipid Sciences, Inc. are available on our website: www.lipidsciences.com.  If you would like to receive our press releases via email, please contact: info@lipidsciences.com.

Lipid Sciences, Inc.

(A Development Stage Company)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Period from Inception (May 21, 1999) to June 30,
(In thousands, except per share amounts)	2007	2006	2007	2006	2007
Revenue:
Collaboration agreement revenue	$137	$—	$196	$—	$196
Grant revenue	—	6	—	27	100
Total revenue	137	6	196	27	296
Operating expenses:
Research and development(1)	2,063	1,749	3,876	3,698	63,683
Selling, general and administrative(2)	992	965	1,898	2,174	29,216
Total operating expenses	3,055	2,714	5,774	5,872	92,899
Operating loss	(2,918)	(2,708)	(5,578)	(5,845)	(92,603)
Interest and other income	171	124	375	264	4,535
Loss from continuing operations	(2,747)	(2,584)	(5,203)	(5,581)	(88,068)
Income tax benefit	—	—	—	—	8,004
Net loss from continuing operations	(2,747)	(2,584)	(5,203)	(5,581)	(80,064)
Discontinued operations:
Income from discontinued operations	—	—	—	—	582
Income tax expense	—	—	—	—	(179)
Income from discontinued operations - net	—	—	—	—	403

Net loss	$(2,747)	$(2,584)	$(5,203)	$(5,581)	$(79,661)

Loss per share – basic and diluted:
Net loss per share	$(0.07)	$(0.09)	$(0.14)	$(0.20)

Weighted average number of common shares outstanding – basic and diluted	37,120	27,373	37,120	27,367

Non-cash stock option compensation expense included in operating expenses:

(1) Research and development	103	(21)	181	201
(2) Selling, general and administrative	167	136	287	339

Lipid Sciences, Inc.

(A Development Stage Company)

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except share amounts)	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$12,133	$16,691
Accounts receivable	127	—
Prepaid expenses	210	273
Other current assets	52	79
Total current assets	12,522	17,043
Property and equipment	321	374
Long-term lease deposits	19	19
Total assets	$12,862	$17,436
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,509	$1,511
Accrued related party royalties	500	250
Accrued compensation	543	680
Taxes payable	1	—
Deferred revenue	23	—
Total current liabilities	2,576	2,441
Deferred rent	17	16
Total liabilities	2,593	2,457

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized and issuable; no shares outstanding	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized; 37,124,169 and 37,120,139 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	37	37
Additional paid-in capital	89,893	89,400
Deficit accumulated in the development stage	(79,661)	(74,458)
Total stockholders’ equity	10,269	14,979
Total liabilities and stockholders’ equity	$12,862	$17,436